Exhibit 4.37

EXECUTION VERSION

AMENDED AND RESTATED CONSOLIDATED

NOTE GUARANTEE

THIS AMENDED AND RESTATED CONSOLIDATED NOTE GUARANTEE dated as of August 14, 2009 (this “Guarantee”) is executed in favor of the holders (as defined below).

W I T N E S S E T H:

WHEREAS, the undersigned previously has executed Note Guarantees (the “Old Note Guarantees”) with respect to (1) $103,000,000 aggregate principal amount of the Issuer’s 4.77% Senior Notes, Series 2003, Tranche 1, due 2010 (the “2003 Tranche 1 Notes”), (2) $96,000,000 aggregate principal amount of the Issuer’s 5.36% Senior Notes, Series 2003, Tranche 2, due 2013 (the “2003 Tranche 2 Notes”), (3) $201,000,000 aggregate principal amount of the Issuer’s 5.51% Senior Notes, Series 2003, Tranche 3, due 2015 (the “2003 Tranche 3 Notes” and together with the 2003 Tranche 1 Notes and 2003 Tranche 2 Notes, the “2003 Notes”), (4) ¥4,980,600,000 aggregate principal amount of the Issuer’s 1.79% Senior Notes, Series 2004, Tranche 1, due 2010 (the “2004 Tranche 1 Notes”), (5) ¥6,087,400,000 aggregate principal amount of the Issuer’s 1.99% Senior Notes, Series 2004, Tranche 2, due 2011 (the “2004 Tranche 2 Notes” and together with the 2004 Tranche 1 Notes, the “2004 Notes”), (6) $133,000,000 aggregate principal amount of the Issuer’s 5.18% Senior Notes, Series A, due 2010 (the “2005 Series A Notes”), and (7) $192,000,000 aggregate principal amount of the Issuer’s 5.62% Senior Notes, Series B, due 2015 (the “2005 Series B Notes” and together with the 2005 Series A Notes, the “2005 Notes”, and together with the 2003 Notes and the 2004 Notes, the “Old Notes”);

WHEREAS, Cemex España Finance LLC, a Delaware limited liability company (the “Issuer”), and Cemex España, S.A., a corporation organized under the laws of the Kingdom of Spain (“Cemex España”), and the holders (as defined below) have entered into that certain Financing Agreement dated the date hereof among CEMEX, S.A.B. de C.V. (the “Parent”), each of the borrowers, guarantors and security providers listed in Part I of Schedule 1 thereto, the financial institutions listed in Part II of Schedule 1 thereto, the creditor’s representatives listed in Part III of Schedule 1 thereto, the administrative agent named therein and the security agent named therein (the “Financing Agreement”), pursuant to which the parties thereto have agreed to amend, vary, modify, waive, override, replace and supplement certain terms of outstanding indebtedness of the Parent and its subsidiaries, including the Old Notes;

WHEREAS, pursuant to the Financing Agreement, the Issuer and Cemex España have entered into a Consolidated Amended and Restated Note Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Consolidated Note Purchase Agreement”) dated as of August     , 2009 with various purchasers pursuant to which the Issuer has issued (a) its $882,407,495.57 aggregate principal amount 8.91% Senior Notes, Series A, due February 14, 2014 (the “Series A Notes”), upon the return and cancellation of the 2003 Notes, the 2005 Notes, and ¥9,961,200,000 aggregate principal amount of 2004 Notes and (ii) ¥1,185,389,696.06 aggregate principal amount of its 6.625% Senior Notes, Series B, due February 14, 2014 (the “Series B Notes” and together with the Series A Notes, the “New Notes”; the registered holders from time to time of the New Notes are collectively referred to herein as the “holders” and individually each as a “holder”) upon the return and cancellation of ¥1,106,800,000 aggregate principal amount of the 2004 Notes;

WHEREAS, in connection with the entry into the Consolidated Note Purchase Agreement and the issuance of the New Notes, the undersigned desires to amend and restate the Old Note Guarantees and to consolidate the terms and provisions of such amended and restated Old Note Guarantees into this Guarantee with respect to the New Notes; and

WHEREAS, the undersigned will benefit from the issuance of New Notes in exchange for the Old Notes pursuant to the Consolidated Note Purchase Agreement and is willing to guarantee the Liabilities (as defined below) as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows:

1. Definitions. Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Consolidated Note Purchase Agreement.

2. Guarantee. Effective as of the Effective Date (as defined in the Financing Agreement), the undersigned hereby, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of the Issuer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under the Consolidated Note Purchase Agreement, the New Notes or any other New Finance Document (as defined in the Financing Agreement), as the same may be amended, modified, extended or renewed from time to time, and the undersigned further agrees to pay all costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred by the holders in enforcing this Guarantee or any other applicable Financing Document against the undersigned (all of the foregoing obligations, collectively, the “Liabilities”); provided that the liability of the undersigned hereunder shall be limited to the maximum amount of the Liabilities which the undersigned may guarantee without rendering this Guarantee void or voidable under any applicable fraudulent conveyance or fraudulent transfer law.

This Guarantee shall in all respects be a continuing, irrevocable, absolute and unconditional guarantee of payment and performance and not only collectibility, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of the undersigned or any other circumstance) until all Liabilities have been paid in full.

3. Reinstatement. The undersigned further agrees that if at any time all or any part of any payment theretofore applied by any holder to any of the Liabilities is or must be rescinded or returned by such holder for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Issuer or the undersigned), such Liabilities shall, for purposes of this Guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by such holder, and this Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by such holder had not been made.

4. Representations and Warranties. The representations and warranties of Cemex España in the Financing Agreement shall be correct when made and at the time of effectiveness of this Guarantee (except for such representations and warranties made as of a specific earlier date).

5. Permitted Actions. Any holder may, from time to time, at its sole discretion and without notice to the undersigned, take any or all of the following actions: (a) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Liabilities, (c) amend, modify or waive any provision of the Consolidated Note Purchase Agreement, its New Notes or any other New Finance Document (as defined in the Financing Agreement), (d) extend or renew any of the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Liabilities, (e) release any security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property and (f) resort to the undersigned for payment of any of the Liabilities when due, whether or not such holder shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities.

6. Subrogation. Notwithstanding any payment made by or for the account of the undersigned pursuant to this Guarantee, the undersigned shall not be subrogated to any right of any holder until such time as this Guarantee shall have been discontinued as to the undersigned and the holders shall have received payment of the full amount of all Liabilities.

7. Waivers. The undersigned hereby expressly waives (a) notice of the acceptance by any holder of this Guarantee, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever and (d) all diligence in collection or protection of or realization upon any Liabilities or any security for or guarantee of any Liabilities.

8. Assignments. Any holder may from time to time, without notice to the undersigned, assign any New Note in accordance with the Consolidated Note Purchase Agreement; and, notwithstanding any such assignment or any subsequent assignment thereof, such Liabilities shall be and remain Liabilities for purposes of this Guarantee, and each and every immediate and successive assignee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee in the Liabilities, be entitled to the benefits of this Guarantee to the same extent as if such assignee were an original holder.

9. Delay not Waiver, etc. No delay on the part of any holder in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any provision of this Guarantee be binding upon any holder except as expressly set forth in a writing duly signed and delivered on behalf of such holder. No action of any holder permitted hereunder shall in any way affect or impair the rights of any other holder or the obligations of the undersigned under this Guarantee. For purposes of this Guarantee, Liabilities shall include all obligations of the Issuer to any holder arising under or in connection with any Financing Document, notwithstanding any right or power of the Issuer or anyone else to assert any claim or defense as to the invalidity or unenforceability of any obligation, and no such claim or defense shall affect or impair the obligations of the undersigned hereunder.

10. Currency of Payments, etc.

(a) Payment in Dollars – Series A Notes

All payments under the Series A Notes by the undersigned pursuant to this Guarantee shall be made in Dollars to the holders for their ratable benefit by the method and at the address specified in the Consolidated Note Purchase Agreement.

To the fullest extent permitted by applicable law, the obligations of the undersigned in respect of any amount due under or in respect of this Guarantee with respect to the Series A Notes shall (notwithstanding any payment in any other currency, whether as a result of any judgment or order or the enforcement thereof or otherwise) be discharged only to the extent of the amount in Dollars that each holder entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such holder receives such payment. If the amount in Dollars that may be so purchased for any reason falls short of the amount originally due, the undersigned shall indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency; if the amount in Dollars that may be so purchased exceeds the amount originally due, such holder shall remit to the undersigned for their ratable benefit such excess. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Guarantee or under any judgment or order.

(b) Payment in Japanese Yen – Series B Notes

All payments under the Series B Notes by the undersigned pursuant to this Guarantee shall be made in Japanese Yen to the holders for their ratable benefit by the method and at the address specified in the Consolidated Note Purchase Agreement.

To the fullest extent permitted by applicable law, the obligations of the undersigned in respect of any amount due under or in respect of this Guarantee with respect to the Series B Notes shall (notwithstanding any payment in any other currency, whether as a result of any judgment or order or the enforcement thereof or otherwise) be discharged only to the extent of the amount in Japanese yen that each holder entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such holder receives such payment. If the amount in Japanese yen that may be so purchased for any reason falls short of the amount originally due, the undersigned shall indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency; if the amount in Japanese yen that may be so purchased exceeds the amount originally due, such holder shall remit to the undersigned for their ratable benefit such excess. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Guarantee or under any judgment or order.

(c) If any expense required to be reimbursed pursuant to this Guarantee is originally incurred in a currency other than Dollars, the undersigned shall nonetheless make reimbursement of that expense in Dollars, in an amount equal to the amount in Dollars that would have been required for the Person that incurred such expense to have purchased, in accordance with normal banking procedures, the sum paid in such other currency (after any premium and costs of exchange) on the day that expense was originally incurred.

11. Successors and Assigns. This Guarantee shall be binding upon the undersigned and the successors and assigns of the undersigned; and to the extent that the Issuer or the undersigned is a partnership, corporation, limited liability company or other entity, all references herein to such entity shall be deemed to include any successor or successors, whether immediate or remote, to such entity. The term “undersigned” as used herein shall mean all parties executing this Guarantee and each of them, and all such parties shall be jointly and severally obligated hereunder.

12. Governing Law; Severability. This Guarantee shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Wherever possible each provision of this Guarantee shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

13. Counterparts; Additional Guarantors; Release; Amendments. This Guarantee may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Guarantee. At any time after the date of this Guarantee, one or more additional Persons may become parties hereto by executing and delivering to the holders a counterpart of this Guarantee. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all of the terms of, this Guarantee. This Guarantee may be amended pursuant to Section 17 of the Consolidated Note Purchase Agreement.

14. Notices. All notices and communications provided for hereunder shall be in writing and sent to the undersigned at its facsimile number or address, as applicable, specified on Schedule I (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (with charges prepaid).

15. Judgment Currency. The undersigned agrees that if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, to the fullest extent permitted by law, the rate of exchange used shall be that at which in accordance with normal banking procedures a holder could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given.

16. Tax Indemnification. All payments by the undersigned hereunder shall be made free and clear of, and without any withholding or deduction for or on account of, any present or future Related Taxes imposed or levied by or on behalf of Spain, the United States or any jurisdiction from or through which any amount is paid by the undersigned pursuant to the terms of this Guarantee (or any political subdivision or taxing authority of or in any such jurisdiction) (a “Taxing Jurisdiction”), unless the withholding or deduction of any Related Tax is required by law. If any deduction or withholding for any present or future Related Tax of a Taxing Jurisdiction shall at any time be required in respect of any amount to be paid by the undersigned under this Guarantee, the undersigned will promptly (i) pay over to the government or taxing authority of the Taxing Jurisdiction imposing such Related Tax the full amount required to be deducted or withheld by the undersigned (including the full amount required to be deducted or withheld from or otherwise paid by the undersigned in respect of any Additional Payment required to be made pursuant to clause (ii) below) and (ii) except as expressly provided below, pay to each holder entitled to receive the payment from which the amount referred to in the foregoing clause (i) has been so deducted or withheld such additional amount as is necessary in order that the amount received by such holder after any required deduction or withholding of Related Tax (including, without limitation, any required deduction, withholding or other payment of Related Tax on or with respect to such additional amount) shall equal the amount such holder would have received hereunder had no such deduction, withholding or other payment of Related Tax been paid (the “Additional Payment”), and if any holder pays any amount in respect of any Related Tax on any payment due from the undersigned hereunder, or penalties or interest thereon, then the undersigned shall reimburse such holder for that payment upon demand, provided that no payment of any Additional Payment, or of any such reimbursement in respect of any such payment made by any such holder, shall be required to be made for or on account of:

(a) any Related Tax that would not have been imposed but for the existence of any present or former connection between such holder and the Taxing Jurisdiction or any territory or possession or area subject to the jurisdiction of the Taxing Jurisdiction, other than the mere holding of the relevant New Note, including, without limitation, such holder’s being or having been a citizen or resident thereof, or being or having been present or engaged in a trade or business therein or having an establishment therein;

(b) any such holder that is not a resident of the United States of America or, with respect to any payment hereunder owing to such holder, all or any part of which represents income that is not subject to United States tax as income of a resident of the United States of America to the extent that, had such holder been a resident of the United States of America or had the payment been so subject to United States tax, or had the payment been made to a location within the United States of America, the provisions of a statute, treaty or regulation of the Taxing Jurisdiction would have enabled an exemption to be claimed from the Related Tax in respect of which an Additional Payment would otherwise have been payable; or

(c) any combination of the items or conditions described in clause (a) or clause (b) above; and

provided further that the undersigned shall not be obliged to pay any Additional Payment to any holder in respect of Related Taxes to the extent such Related Taxes exceed the Related Taxes that would have been payable but for the delay or failure by such holder (after receiving a written request from the undersigned to make such filing and including copies (together with instructions in English) of any forms, certificates, documents, applications or other reasonably required evidence (collectively, “Forms”), to be filed) in the filing with an appropriate Governmental Authority or otherwise of Forms required to be filed by such holder to avoid or reduce such Related Taxes and that in the case of any of the foregoing would not result in any confidential income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, provided that such holder shall be deemed to have satisfied the requirements of this proviso upon the good faith completion and submission of such Forms as may be specified in a written request of the undersigned no later than 45 days after receipt by such holder of such written request.

If the undersigned shall make any such Additional Payment, the undersigned will promptly furnish each holder receiving such Additional Payment an official receipt issued by the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

By acceptance of the benefits hereof, each holder agrees to use its best efforts to comply (after a reasonable period to respond) with a written request of the undersigned delivered to such holder to provide information (other than any confidential or proprietary information) concerning the nationality, residence or identity of such holder, and to make such declaration or other similar claim or reporting requirement regarding such information (copies of the forms of which declaration, claim or reporting requirement shall have been provided to such holder by the undersigned), that is required by a statute, treaty or regulation of the Taxing Jurisdiction as a precondition to exemption from all or part of any Related Tax. The undersigned agrees to reimburse each holder for such holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any such request of such Person.

If the undersigned makes an Additional Payment under this Section 16 for the account of any Person and such Person is entitled to a refund of any portion of the tax (a “Tax Refund”), to which such payment is attributable, and such Tax Refund may be obtained by filing one or more Forms, then such Person shall after receiving a written request therefore from the Issuer or the undersigned (which request shall specify in reasonable detail the Forms to be flied), file such Forms. If such Person subsequently receives such a Tax Refund, and such Person is readily able to identify the Tax Refund as being attributable to the tax with respect to which an Additional Payment was made, then such Person shall reimburse the undersigned such amount as such Person shall determine acting in good faith to be the proportion of the Tax Refund, together with any interest received thereon, attributable to such Additional Payment as will leave such Person after the reimbursement (including such interest) in no better or worse position than it would have been if the Additional Payment had not been required. Nothing in this paragraph shall obligate any holder to disclose any information regarding its tax affairs or computations to the undersigned.

17. Jurisdiction; Service of Process. THE UNDERSIGNED HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER, BROUGHT BY ANY HOLDER AGAINST THE UNDERSIGNED OR ANY OF ITS PROPERTIES, MAY BE BROUGHT BY SUCH HOLDER IN THE COURTS OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, AS SUCH HOLDER MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS GUARANTEE THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF EACH SUCH COURT AND AGREES THAT PROCESS SERVED EITHER PERSONALLY OR BY REGISTERED MAIL ON THE UNDERSIGNED OR A DESIGNATED AGENT OF THE UNDERSIGNED SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUCH SUIT, AND THE UNDERSIGNED IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE. WITHOUT LIMITING THE FOREGOING, THE UNDERSIGNED HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, TO RECEIVE, FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO AT ANY AND ALL TIMES. THE UNDERSIGNED WILL TAKE ANY AND ALL ACTION, INCLUDING THE EXECUTION AND FILING OF ALL SUCH DOCUMENTS AND INSTRUMENTS AND TIMELY PAYMENTS OF FEES AND EXPENSES, AS MAY BE NECESSARY TO EFFECT AND CONTINUE THE APPOINTMENT OF SUCH AGENT IN FULL FORCE AND EFFECT, OR NECESSARY BY REASON OF ANY FACT OR CONDITION RELATING TO SUCH AGENT, TO REPLACE SUCH AGENT (BUT ONLY AFTER HAVING GIVEN NOTICE THEREOF TO EACH HOLDER OF NEW NOTES AND ANY SUCCESSOR AGENT IS REASONABLY ACCEPTABLE TO REQUIRED HOLDERS). THE UNDERSIGNED

AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE UNDERSIGNED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT. THE UNDERSIGNED IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OR ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE UNDERSIGNED IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE UNDERSIGNED. IN ADDITION, THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE BROUGHT IN SUCH COURTS, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE UNDERSIGNED IN SUCH OTHER JURISDICTION, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW. NOTHING IN THIS PARAGRAPH SHALL BE DEEMED TO LIMIT ANY OTHER SUBMISSION TO JURISDICTION, WAIVER OR OTHER AGREEMENT. BY THE UNDERSIGNED CONTAINED IN ANY OTHER FINANCING DOCUMENT. TO THE EXTENT THAT THE UNDERSIGNED HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTEE.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered as of the day and year first above written.

CEMEX ESPAÑA, S.A.

By:	/s/ Humberto Francisco Lozano Vargas
Name:	Humberto Francisco Lozano Vargas
Title:	Attorney-In-Fact

EXECUTION VERSION

SCHEDULE I

ADDRESSES FOR NOTICES

c/o Cemex España, S.A.

Hernández de Tejada No. 1

28027 Madrid, Spain

Facsimile number:+ 3491 377-6500

Phone number: + 3491 377-6505

Attention: Francisco Lopez and Francisco Javier Garcia Ruiz de Morales

with a copy to

CEMEX, S.A.B. de C.V.

Ave. Ricardo Margáin Zozaya, n° 325

Col. Valle del Campestre

Garza García NL, 66265

Mexico

Facsimile number: +52 81 8888-4519

Attention: Francisco Contreras